Exhibit 5.5

[Letterhead of Walsh, Colucci, Lubeley & Walsh. P.C.]

December 19, 2017

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Maryland counsel to Beazer Clarksburg, LLC, a Maryland limited liability company, Clarksburg Arora, LLC, a Maryland limited liability company, and Clarksburg Skylark, LLC, a Maryland limited liability company (each a “Guarantor” and, collectively, the “Guarantors”), each a subsidiary of Beazer Homes USA, Inc. (“Beazer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Beazer of up to $400,000,000 aggregate principal amount of its 5.875% senior notes due 2027 (the “New Notes”) and the issuance by each of the Guarantors and certain other subsidiaries listed in the Registration Statement of guarantees (individually, a “New Guarantee” and, collectively, the “New Guarantees”) with respect to the New Notes. The New Notes will be offered by Beazer in exchange for its outstanding 5.875% senior notes due 2027 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

It is our understanding that the New Notes and the New Guarantees will be issued under an indenture, dated as of October 10, 2017 (the “Indenture”) among Beazer, the Guarantors, certain other subsidiary guarantors listed in the Registration Statement, and U.S. Bank National Association, as trustee.

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of each of the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents

Beazer Homes USA, Inc.

December 19, 2017

submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of each of the Guarantors.

Based on the foregoing, we are of the opinion that:

1. Each of the Guarantors is validly existing as a limited liability company, and in good standing under the laws of the State of Maryland and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under its respective New Guarantee.

2. Each of the Guarantors has duly authorized, executed and delivered the Indenture.

3. The execution and delivery by each of the Guarantors of the Indenture and the New Guarantees and the performance of each Guarantor’s respective obligations thereunder have been duly authorized by all necessary limited liability company or other action and do not and will not (i) require any additional consent or approval of its members, or (ii) violate any provision of any law, rule or regulation of the State of Maryland or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would impair its ability to perform its obligations under its respective New Guarantee or (iii) or violate any of its articles of organization or limited liability company operating agreement.

The opinions set forth above are subject to the following qualifications and exceptions:

1. Counsel is a member of the Bar of the State of Maryland. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Maryland. The undersigned expresses no opinion as to any matter relating to any state or federal securities law or regulation. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

2. The opinions set forth herein are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

Beazer Homes USA, Inc.

December 19, 2017

3. The undersigned expresses no opinion as to any matter other than as expressly set forth above, and no opinion is or may be implied or inferred herefrom, and specifically we express no opinion as to (a) the financial ability of each of the Guarantors to meet its obligations under the Indenture, the New Guarantees or any other document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by or on behalf of each of the Guarantors in connection with the Indenture, the New Guarantees or any other document related thereto, or (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by each of the Guarantors in the New Guarantees or any other document.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

The opinions expressed in this letter are limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressed as stated. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement. King & Spalding LLP may rely on this opinion in connection with the issuance of its opinion to be given in connection with the Registration Statement.

Very truly yours,

WALSH, COLUCCI, LUBELEY,

& WALSH, P.C.

/s/ Bryan H. Guidash, Shareholder

Bryan H. Guidash, Shareholder